3: THE SECURITIES REPRESENTED BY THIS DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR APPLICABLE STATE SECURITIES LAWS ("STATE ACTS") AND SHALL NOT BE SOLD, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED EXCEPT PU

Exhibit 4.5

THE SECURITIES REPRESENTED BY THIS DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR APPLICABLE STATE SECURITIES LAWS ("STATE ACTS") AND SHALL NOT BE SOLD, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND THE STATE ACTS UNLESS THE COMPANY SHALL HAVE RECEIVED AN OPINION OF LEGAL COUNSEL FOR THE COMPANY, OR SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO LEGAL COUNSEL FOR THE COMPANY, TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT REQUIRE REGISTRATION UNDER THE ACT AND THE STATE ACTS.

TOR MINERALS INTERNATIONAL, INC.

(A Delaware Corporation)

CONVERTIBLE DEBENTURE

$27,000.00 No. 5

Date of Issue: April 5, 2001

TOR MINERALS INTERNATIONAL, INC., a Delaware Corporation (hereinafter referred to as "TOR" as borrower), is indebted and, for value received, herewith promises to pay to:

RICHARD L. BOWERS

or to its order (together with any assignee, jointly or severally, hereinafter sometimes referred to as the "Holder" or the "Lender") on or before April 5, 2008 (the "Due Date"), (unless this Debenture shall have been presented for conversion into shares of common stock of TOR on or before April 5, 2003 at sole option of Richard L. Bowers (hereinafter referred to as "Bowers" or "Lender"), the sum of Twenty Seven Thousand Dollars ($27,000.00) (the "Principal Amount") and to pay interest on the Principal Amount at the rate of ten percent (10%) per annum as provided hereunder, beginning on April 6, 2003, with the Debenture converting into a five (5) year term note secured by all company assets, but subordinated to senior debt. Unless otherwise stated, all amounts set forth hereunder are in U.S. Dollars. Borrower TOR hereby agrees and affirms that it is liable and obligated for and with respect to the indebtedness incurred hereunder and all of the covenants, conditions, representations, warranties and other obligations made or incurred by the Borrowers and/or a Borrower hereunder and pursuant to the accompanying Debenture Loan Agreement (hereinafter sometimes referred to as the "Loan Agreement") and the other Loan Documents executed in connection with this Debenture. In furtherance thereof, and in consideration of the premises, the Borrower covenants, promises and agrees as follows:

1. Interest: There will be no interest due on the Principal Amount for the initial two years. At the end of the two year period, if not converted into shares of common stock of TOR, the Debenture shall be converted into a five year Promissory Note. Interest on the Principal Amount outstanding from time to time shall accrue at the rate of ten percent (10%) per annum beginning on April 6, 2003, and shall be payable in quarterly installments commencing July 6, 2003, and subsequent payments shall be made on the first day of each quarter thereafter until the Principal Amount and all accrued and unpaid interest shall have been paid in full. Overdue principal and interest on the Note shall, to the extent permitted by applicable law, bear interest at the rate of eighteen percent (18%) per annum. All payments of both principal and interest, shall be made at the address of the Holder hereof as it appears in the books and records of the Borrower, or at such other place as may be designated by the Holder hereof. Interest on the Principal Amount of each Debenture shall accrue on a calendar year basis (365 or 366 days) and simple interest method at 10% paid quarterly.

2. TOR Senior Debt: Borrower agrees that its senior or secured debt on all TOR assets held in the United States shall not exceed Three Million Dollars ($3,000,000.00) at any time during terms of both tiers of debt (the subordinated convertible debenture and five (5) year term note). This agreement does not apply to the senior debt obligations Borrower has, or may have, with respect to its Malaysian and European subsidiaries.

3. Debenture and Note Security Interest: Bowers and other investors (collectively referred to as "Lenders") who participate in this issuance of convertible debt shall be secured by all company assets, senior to common and preferred shares of stock but subordinate to senior debt. However, Lenders agree that liens will be recorded on U.S. based assets only, as aforementioned, subordinated to senior debt in the U.S. in an amount not to exceed Three Million Dollars ($3,000,000.00) during the term of the Debenture or the Note (if applicable) unless waived in writing by all the Lenders who participate in this round of financing. All Lenders will have equal standing in their secured position, proportionate to their level of investment.

4. Debenture Terms: Borrower agrees that any additional issuance of said convertible debentures during this round of financing will not have any rights superior to those granted Bowers in this Agreement.

5. Maturity: If not sooner converted into shares of common stock of TOR, this Debenture shall mature on April 5, 2003, at which time the Debenture shall be converted into a five year Promissory Note which shall mature on April 6, 2008.

6. Mandatory Principal Installments: If this Debenture is not sooner converted into TOR common stock on or before April 5, 2003 at Holder's option, then the Debenture becomes a five year term note. The Borrowers shall pay quarterly to Holder, commencing on July 6, 2003, and the first day of each quarter thereafter prior to maturity, mandatory principal redemption installments, with each of such installments to be in the amount of One Thousand Three Hundred Fifty Dollars ($1,350.00) of the Loan Principal Amount plus interest at ten percent (10%) per annum and further, at maturity, the Borrowers shall make a final installment of all of the remaining unpaid Principal Amount balance due plus the amount of any unpaid interest and other charges then due. Each of such installments shall be applied in partial payment of the Note when received by Holder.

7. Conversion Right: The Holder of this Debenture shall have the right, at the Holder's option, at any time prior to April 6, 2003, to convert all, or, in multiples of One Thousand Dollars ($1,000.00), any part of this Debenture into such number of fully paid and nonassessable shares of Common Stock, without par value per share, of Borrower TOR (hereinafter sometimes referred to as the "Common Stock") as shall be provided herein. The Holder of this Debenture may exercise the conversion right by giving written notice (the "Conversion Notice") to the Borrower of the exercise of such right and by stating the name or names in which the stock certificate or stock certificates for the shares of Common Stock are to be issued and the address to which such certificates shall be delivered. The Conversion Notice shall be accompanied by the Debenture. The number of shares of the Common Stock that shall be issuable upon conversion of the Debenture shall equal the face amount of the Debenture divided by the Conversion Price as defined below and in effect on the date that the Conversion Notice is given; provided, however, that in the event that this Debenture shall have been partially redeemed, shares of Common Stock shall be issued pro rata, rounded to the nearest whole share. Conversion shall be deemed to have been effected on the date that the Conversion Notice is given (the "Conversion Date"). Within ten (10) business days after receipt of the Conversion Notice, the Borrower shall issue and deliver by hand against a signed receipt thereof or by United States registered mail, return receipt requested, to the address designated in the Conversion Notice, a stock certificate or stock certificates of Borrower TOR representing the number of shares of the Common Stock to which the Holder is entitled. The conversion rights will be governed by the following provisions:

7.1 Conversion Price: On the issue date hereof and until such time as an adjustment shall occur, the Conversion Price per share shall be a price ratio equal to Fifteen Thousand (15,000) shares of Common Stock of TOR for Twenty Seven Thousand Dollars ($27,000.00) Principal Amount (initially $1.80 per share); provided, however, that the Conversion Price shall be subject to adjustment at the times, and in accordance with the provisions, set forth as follows:

7.1.1 Adjustment for Issuance of Shares at less than the Conversion Price: If and whenever any additional Common Stock of Borrower TOR shall be issued by the Borrower (the "Stock Issue Date") for a consideration per share less than the Conversion Price, then in each such case the initial Conversion Price shall be reduced to a new Conversion Price in an amount equal to the consideration per share received by the Borrower for the additional shares of the Common Stock then issued and the number of shares issuable to the Holder upon conversion shall be proportionally increased. For example, if the Borrower issued 1,000,000 shares of Common Stock for total consideration of $1,000,000.00 or $1.00 per share, then the Conversion Price per share would be reduced to a price ratio equal to 1,000 shares of the Common Stock for $1,000.00 Principal Amount ($1.00 per share), and the Holder, if then holding $27,000.00 Principal Amount of the Debenture, would be entitled to receive 27,000 shares of Common Stock of Borrower TOR upon the conversion of such $27,000.00 Principal Amount. In the case of the shares issued without consideration, the initial Conversion Price shall be reduced in amount and the number of shares issued upon conversion shall be increased in an amount so as to maintain for the Holder the right to convert the Debenture into shares equal in amount to the same percentage interest in the Common Stock of Borrower TOR as existed for the Holder immediately preceding the Stock Issue Date.

7.1.2 Sale of Shares: In case of the issuance of shares of additional Common Stock of TOR for a consideration part or all of which shall be cash, the amount of the cash consideration therefor shall be deemed to be the amount of the cash received by the Borrower for such shares, after any compensation or discount in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith. In case of the issuance of any shares of additional Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefor, other than cash, shall be deemed to be the then fair market value of the property received.

7.1.3 Reclassification of Shares: In case of the reclassification or conversion of securities into shares of the Common Stock, the shares of Common Stock issued in such reclassification shall be deemed to have been issued for a consideration other than cash. Shares of additional Common Stock issued by way of dividend or other distribution on any class of stock of the Borrower shall be deemed to have been issued without consideration.

7.1.4 Split up or Combination of Shares: In case issued and outstanding shares of the Common Stock shall be subdivided or split up into a greater number of shares of the Common Stock, the Conversion Price shall be proportionately decreased, and in case issued and outstanding shares of the Common Stock shall be combined into a smaller number of shares of the Common Stock, the Conversion Price shall be proportionately increased, such increase or decrease, as the case may be, becoming effective at the time of record of the split-up or combination, as the case may be.

7.1.5 Exceptions: The term "additional Common Stock" herein shall mean all shares of the Common Stock hereafter issued by Borrower TOR (including the Common Stock held in the treasury of Borrower TOR) except (1) the Common Stock issued upon the conversion of the any of the Debentures; (2) the Common Stock issued upon the exercise of any stock purchase options issued and outstanding as of the date of this Debenture; (3) the Common Stock issued pursuant to the exercise of any incentive and non-qualified stock option plan for the officers, directors, and certain other key personnel as defined in the 2000 Incentive and Non-qualified Stock Option Plan of the Borrower and such other stock option plans as may currently be established or as may be established in the future, provided, however, that this exception to the definition of "additional Common Stock" shall not include any Common Stock issued pursuant to the exercise of any incentive or non-qualified stock options granted to officers, directors and other employees of the Borrowers where the exercise price with respect to such stock options is more favorable to the holder or holders of such stock options than could be granted pursuant to the 2000 Incentive and Non-qualified Stock Option Plan of the Borrower.

7.2 Adjustment for Mergers, Consolidations, Etc.:

7.2.1 In the event of a distribution to all of the TOR Common Stock holders of any stock or indebtedness of the Borrower or any assets (excluding cash dividends or distributions from retained earnings) or other rights to purchase securities or assets, then, after such event, the Debenture will be convertible into the kind and amount of securities, cash and other property which the Holder of the Debenture would have been entitled to receive if the Holder owned the Common Stock issuable upon conversion of the Debenture immediately prior to the occurrence of such event.

7.2.2 In case of any capital reorganization, reclassification of the stock of Borrower TOR (other than a change in par value or as a result of a stock dividend, subdivision, split up or combination of shares), or consolidation or merger of Borrower TOR with or into another person or entity (other than a consolidation or merger in which Borrower TOR is the continuing corporation and which does not result in any change in the Common Stock) or of the sale, exchange, lease, transfer or other disposition of all or substantially all of the properties and assets of the Borrower as an entirety or the participation by borrower TOR in a share exchange as the corporation the stock of which is to be acquired, this Debenture (or Promissory Note, if in effect at the time) shall be due on sale at Lender's option or convertible into the kind and number of shares of stock or other securities or property of the Borrower (or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall be been sold, exchanged, leased, transferred or otherwise disposed, or which was the corporation whose securities were exchanged for those of Borrower TOR), to which the Holder of the Debenture would have been entitled to receive if the Holder owned the Common Stock issuable upon conversion of the Debenture immediately prior to the occurrence of such event. The provisions of the foregoing sentence similarly shall apply to successive reorganizations, reclassifications, consolidations, mergers, sales, exchanges, leases, transfers or other dispositions or other share exchanges.

7.2.3 The term "Fair Market Value", as used herein, is the value ascribed to any consideration other than cash, as determined by the Board of Directors of the Borrower in good faith, which determination shall be final, conclusive and binding. If the Board of Directors of the Borrower shall be unable to agree as to such Fair Market Value, then the issue of fair market value shall be submitted to arbitration under and pursuant to the rules and regulations of the American Arbitration Association, and the decision of the arbitrators pursuant to such arbitration shall be final, conclusive and binding, and a final judgement may be entered thereon; provided, however, that such arbitration shall be limited to the determination of the fair market value of the assets tendered in consideration for the issuance of the Common Stock.

7.2.4 Notice of Adjustment: (a) In the event that the Borrower shall propose to take any action which shall result in an adjustment in the Conversion Price, the Borrower shall give notice to the Holder of this Debenture, which notice shall specify the record date, if any, with respect to such action and the date on which such action is to take place. Such notice shall be given on or before the earlier of thirty (30) days before the record date or thirty (30) days before the date on which such action shall be taken. Such notice also shall set forth all of the facts (to the extent known) material to the effect of such action on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon the conversion of this Debenture. (b) Following the completion of an event wherein the Conversion Price shall be adjusted, the Borrower shall furnish to the Holder of this Debenture (or Promissory Note, if in effect) a statement, signed by the Chief Executive Officer of the Borrower, of the facts creating such adjustment and specifying the resultant adjusted Conversion Price then in effect.

8. Reservation of Shares: The Borrower warrants and agrees that it shall at all times reserve and keep available, free from preemptive rights, sufficient authorized and unissued, or of treasury, shares of the Common Stock of TOR to effect the conversion of this Debenture, except as otherwise agreed hereunder.

9. Registration Rights: The shares of Common Stock of TOR issued upon the conversion of this Debenture shall be restricted from transfer by the Holder for a one (1) year period except and unless such shares are duly registered for sale pursuant to the Securities Act of 1933, as amended, or the transfer is duly exempt from registration.

10. Taxes: The Borrower shall pay any documentary or other transactional taxes attributable to the issuance or delivery of this Debenture or the shares of Common Stock issued upon conversion by the Holder (excluding any federal, state or local income taxes and any franchise taxes or taxes imposed upon the Holder by the jurisdiction, or any political subdivision thereof, under which such Holder is organized or is qualified to do business).

11. Default:

11.1 Event of Default: An "Event of Default" shall exist if any one or more of the following events (hereinafter sometimes individually referred to as an "Event of Default" or collectively referred to as "Events of Default") shall occur and be continuing:

11.1.1 The Borrower shall fail to pay (or shall state in writing an intention not to pay or an inability to pay), when due or not later than ten (10) days thereof, any installment of interest on or principal of, any Debenture or any fee, expense or other payment required hereunder;

11.1.2 Any representation or warranty made under this Debenture, the Loan Agreement, or any of the other Loan Documents, or in any certificate or statement furnished or made to the Lender pursuant hereto or in connection herewith or with the Loan hereunder, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made;

11.1.3 Default shall occur in the performance of any of the covenants or agreements of the Borrower or its subsidiaries, if any, contained in this Debenture, the Loan Agreement, or in any of the other Loan Documents, which default is not remedied within thirty (30) days after written notice thereof is provided to the Borrower from the Lender;

11.1.4 Default shall occur in the payment of any material indebtedness of the Borrower or its subsidiaries, if any (other than the Obligation under the Loan Agreement), or default shall occur with respect of any note, loan agreement or credit agreement relating to any such indebtedness and such default shall continue for more than the period of grace, if any, specified therein and any such indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and shall not be promptly paid or extended. Default in the performance of any of the covenants or agreements of the Borrower or its subsidiaries, if any, as are contained under the Loan Agreement, or in any of the other Loan Documents, which default is not remedied within thirty (30) days after written notice thereof is provided to the Borrower from the Lender, provided, however, that such thirty (30) day grace period shall not apply with respect to any default of any payment requirement or notice covenant made by the Borrower;

11.1.5 Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the Borrower in accordance with the respective terms thereof, or shall in any way be terminated or become or be declared ineffective or inoperative, or shall in any way whatsoever cease to give or provide the respective rights, titles, interests, remedies, powers or privileges intended to be created thereby;

11.1.6 The Borrower, or any of its subsidiaries shall (a) apply for or consent to the appointment of a receiver, trustee, custodian, intervener or liquidator of itself, or of all or substantially all, of such Person's assets, (b) file a voluntary petition in bankruptcy, admit in writing that such Person is unable to pay such Person's debts as they become due, or generally not pay such Person's debts as they become due, (c) make a general assignment for the benefit of creditors, (d) file a petition or answer seeking reorganization of an arrangement with creditors or otherwise to take advantage of any bankruptcy or insolvency laws, (e) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against such Person in any bankruptcy, reorganization or insolvency proceeding, or (f) take corporate action for the purpose of effecting any of the foregoing;

11.1.7 An involuntary petition or complaint shall be filed against the Borrower or any of its subsidiaries, seeking bankruptcy or reorganization of such Person or the appointment of a receiver, custodian, trustee, intervener, or liquidator of such Person, or all or substantially all of such Person's assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of the Borrower or any of its subsidiaries, or appointing a receiver, custodian, trustee, intervener or liquidator of such Person, or of all or substantially all of such Person's assets;

11.1.8 Any final judgment(s) for the payment of money in excess of the sum of One Hundred Thousand Dollars ($100,000.00) in the aggregate shall be rendered against the Borrower or any of its subsidiaries and such judgment or judgments shall not be satisfied or discharged at least ten (10) days prior to the date on which any of such Person's assets could lawfully be sold to satisfy such judgment;

11.1.9 The failure of the Borrower to issue and deliver shares of Common Stock as provided hereunder upon the conversion of the Debenture.

11.2 Remedies Upon Event of Default: If an Event of Default shall have occurred and be continuing, then the Lender may exercise any one or more of the following rights and remedies, and any other remedies provided in any of the Loan Documents, as the Lender in its sole and absolute discretion, may deem necessary or appropriate:

11.2.1 declare the unpaid Principal Amount (after application of any payments or installments received by the Lender) of, and all interest then accrued but unpaid on, the Debentures and any other liabilities provided hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration or of intention to accelerate or other notice of any kind, all of which the Borrower hereby expressly waive, anything contained hereunder or in the Loan Agreement or in the other Loan Documents to the contrary notwithstanding,

11.2.2 reduce any claim to judgement, and/or

11.2.3 without notice of default or demand, pursue and enforce any of the Lender's rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable law or agreement, all of which rights may be specifically enforced.

11.3 Remedies Nonexclusive: Each right, power or remedy of the Holder hereof upon the occurrence of any Event of Default as provided for in this Debenture or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Debenture or now or hereafter existing at law or in equity or by statute, and the exercise or beginning of the exercise by the Holder or any transferee hereof of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Holder or any transferee of any or all such other rights, powers or remedies.

11.4 Expenses: Upon the occurrence of a Default of an Event of Default, which occurrence is not cured within the notice provisions, if any, provided therefore, the Borrower agrees to pay and shall pay all costs and expenses (including the Lender's attorney's fees and expenses) reasonably incurred by the Lender in connection with the preservation and enforcement of the Lender's rights under the Debentures, the Loan Agreement, or any Loan Document.

11.5 Joint and Several Liability: The indebtedness represented by this Debenture and the covenants, conditions, representations, warranties and other obligations set forth or provided for in this Debenture and/or the Loan Agreement and the other Loan Documents represent the obligations of Borrower TOR, and upon the occurrence of an Event of Default as provided hereunder, the Lender shall be entitled to exercise any one or more of the remedies set forth above or otherwise available at law or in equity or by statute by pursuing such remedy or remedies against the Borrower.

12. Failure to Act and Waiver: No failure or delay by the Holder hereof to require the performance of any term or terms of this Debenture and no failure or delay by the Holder hereof to exercise any right, or any remedy shall constitute a waiver of any such term or of any right or of any default, not shall such delay or failure to preclude the Holder hereof from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Debenture, the Holder hereof shall not be deemed to have waived the right either to require payment when due of all other amounts payable, or later to declare a default for the failure to effect such payment of any such other amount. The failure of the Holder of this Debenture to give notice of any failure or breach of the Borrower under this Debenture shall not constitute a waiver of any right or remedy in respect to such continuing failure or breach or any subsequent failure or breach.

13. Consent to Jurisdiction: The Borrower hereby agree and consent that any action, suit or proceeding arising out of this Debenture may be brought in any appropriate court in the State of Texas.

14. Holders Right to Request Multiple Debentures: The Holder shall, upon written request and presentation of the Debenture, have the right, at any interest payment date, to request division of this Debenture into two or more units, with each unit to be in such amounts as shall be requested; provided, however, that no Debentures shall be issued in denominations of face amount of less than One Thousand Dollars ($1,000.00).

15. Transfer: This Debenture may be transferred on the books of the Borrower TOR by the registered Holder hereof, or by Holder's attorney duly authorized in writing, only upon (i) the delivery to the Borrower of a duly executed Assignment, substantially in the form attached hereto as Exhibit Form A, of the Debenture, or part thereof, to the proposed new Holder, along with a current notation of the amount of payments received and the net Principal Amount yet unpaid, and the presentment of such Debenture to the Borrower for the issuance of a replacement Debenture, or Debentures, in the name of the new Holder, and (ii) the designation by the new Holder of the Lender's Agent for Notice, such agent to be the sole party to whom the Borrower shall be required to provide notice when notice to the Lender is required hereunder and who shall be the sole party authorized to represent the Lender with respect to modifications or waivers under the Debenture, the Loan Agreement, or the other Loan Documents; and any action, consent or waiver, (other than a compromise of principal and interest), when given or taken by the Lender's Agent for Notice, shall be deemed to be the action of the holders of a majority in amount of the Principal Amount of the Debentures, as such holders are recorded on the books of the Borrower.

The Borrower shall be entitled to treat any holder of record of the Debenture as the Holder in fact thereof and of the Debentures and shall not be bound to recognize any equitable or other claim to or interest in this Debenture in the name of any other person, whether or not the Borrower shall have express or other notice thereof, save as expressly provided by the laws of the State of Texas.

16. Notices: All notices and communications under this Debenture shall be in writing and shall either be delivered in person and accompanied by a signed receipt therefor, or shall be mailed first class, United States certified mail, return receipt requested, postage prepaid, and addressed as follows:

16.1 if to the Borrower, at their addresses for notice as stated in the Loan Agreement, or alternatively, at the option of the Holder, at the Borrower's registered address in the State of Texas; and,

16.2 if to the Holder of this Debenture, (a) to the address of such Holder as it appears on the books of the Borrower, or (b) in the case of a partial assignment to one or more Holders, to the address of the Lender's Agent for Notice, as the case may be. Any notice of communication shall be deemed given and received as of the date of such delivery if delivered; or if mailed, as of three days after the date of mailing.

17. Rights under Loan Agreement: This Debenture is issued pursuant to that certain Convertible Debenture Loan Agreement dated April 5, 2001, by and between TOR Minerals International, Inc., as the Borrower, and Richard L. Bowers, as the Lender (sometimes referred to hereunder as the "Loan Agreement") and the Holder hereof is entitled to all of the rights and benefits, and is subject to all of the obligations of the Lender under said Loan Agreement, including the maximum interest rates limitations in Section 2.03 thereof. Both the Borrower and the Lender have participated in the negotiation and the preparation of the Loan Agreement and of this Debenture. The Borrower agrees that a copy of the Loan Agreement together with all amendments, additions and substitutions therefor shall be available to the Holder at the offices of the Borrower.

18. GOVERNING LAW: THIS DEBENTURE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, OR, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.

IN WITNESS WHEREOF, the undersigned Borrower has caused this Debenture to be duly executed on the Date of Issue stated above.

BORROWER:

TOR MINERALS INTERNATIONAL, INC.	ATTEST:

By: ____________________________	By: ____________________________

Title: ___________________________	Title: ___________________________

Printed Name: ____________________	Printed Name: ____________________

ACKNOWLEDGMENT FOR BORROWER

STATE OF TEXAS	134:

COUNTY OF _______________	144:

On the ________________________ day of ______________, 2001, before me personally appeared _________________________________________ known to me, who by me being duly sworn deposed and said that he is the ____________________ of TOR Minerals International, Inc., a Delaware corporation, and the corporation described in and which executed the foregoing instrument; that the foregoing instrument has been duly authorized by the Board of Directors of the corporation; that he has been duly ordered and has the power to execute such instrument as the binding obligation of the corporation and has signed his name thereto by such order; and that the seal affixed to the instrument is the seal of such corporation and it was affixed to this instrument by such order, or, if no seal is affixed then, no seal is required to authenticate the instrument as the binding act and agreement of such corporation.

_______________________________
Notary Public

My commission expires: ___________

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby transfer, assigns and conveys to:

____________________________________________________________________, whose address is ______________________________________________________________, that certain ____% Convertible Debenture of TOR Minerals International, Inc., No. _ _, in the Original Principal Amount of $_______________ with Payments or Deposits thereon to date in the amount of $________________ for a net unfunded Principal Amount of $________________ and hereby irrevocably appoints _______________ __________________, Attorney, to transfer said Debenture on the books of the Corporation, with full power of substitution in the premises.

WITNESS my hand and seal this _____ day of __________________, 2001.

RICHARD L. BOWERS
[seal]
By: __________________________

Its ________________________
WITNESS:

___________________________
Signature

___________________________
Printed Name

DESIGNATION OF LENDER'S AGENT FOR NOTICE

The undersigned, Assignee of the TOR Minerals International, Inc. Convertible Debenture No. ____ under the above Assignment herewith designates and appoints: ___________________________

______________________________________________________________, whose address is ______________________________________________________________________________

as the sole Lenders Agent for Notice (herein "Agent") to receive each and every notice required of the Holder under said Debenture, and the Borrower under said Debenture is herewith authorized to rely that any due notice to said Agent shall be deemed to be due notice to the Undersigned. Further, such designation shall be and is coupled with an interest and shall not be terminated except by and upon the action of the holders of a majority in interest of the Debentures by the appointment of a Successor Lenders Agent for Notice, such to be evidenced to Borrower by the delivery of written designation of such successor Lenders Agent for Notice by the holders of a majority in interest of the Debentures as reflected on the books and records of the Borrower. The foregoing notwithstanding, such Agent or any successor agent shall not be hereby deemed to have authority to accept payments on behalf of the undersigned or to compromise payments of interest and principal or defer the due date thereof.

WITNESS my hand and seal this ___ day of _________________, 2001.

ASSIGNEE:	WITNESS:

_________________________	_________________________
Signature	Signature

_________________________	_________________________
Printed Name	Printed Name

ASSIGNEE:	WITNESS:

_________________________	_________________________
Signature	Signature

_________________________	_________________________
Printed Name	Printed Name